EXHIBIT 16.1

RBSM LP
New York, New York

July 15, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of IDI, Inc. (the “Company”) Form 8-K dated July 14, 2015, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP